Execution Version

Amendment to Subadvisory Agreement

for AST GOLDMAN SACHS MULTI-ASSET PORTFOLIO

AST Investment Services, Inc., PGIM Investments LLC (formerly Prudential Investments LLC) (collectively, the “Manager”) and Goldman Sachs Asset Management, L.P. (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of March 20, 2013, as amended May 1, 2014, by and among the Manager and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST Goldman Sachs Multi-Asset Portfolio as follows;

1.	Schedule A is hereby deleted and replaced with the attached Schedule A.

     IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and Goldman Sachs Asset Management, L.P. have duly executed this Amendment as of the effective date of this Amendment.

                                                                             AST INVESTMENT SERVICES, INC.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

                                                                               PGIM INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

                                                                               GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By: /s/ Marci Green

                                                                                Name: Marci Green

Title: Managing Director

Effective Date as Revised: December 1, 2018

SCHEDULE A

Advanced Series Trust

AST Goldman Sachs Multi-Asset Portfolio

As compensation for services provided by Goldman Sachs Asset Management, L.P. (“GSAM”), AST Investment Services, Inc. and PGIM Investments LLC (collectively, “Manager”), as applicable, will pay GSAM an advisory fee (the “Fixed Fee”) on the net assets managed by GSAM that is equal, on an annualized basis, to the following:

1.	Fixed Fee will be calculated monthly in arrears for each calendar month by the Manager and forwarded to the GSAM.

2.	The Manager generally will attempt to pay in good faith the Fixed Fee through electronic method in USD within 30 business days following the end of each month.

3.	GSAM will not be required to send an invoice to the Manager for the Fixed Fee.

4.	Annual Fixed Fee Rates will be as follows:

Advisory Fee*

Average Daily Account Valuation	Annual Fixed Fee Rate
First USD 300 million	22 bps (0.22%)
Next USD 200 million	21 bps (0.21%)
Next USD 250 million	20 bps (0.20%)
Next USD 2,500 million	19 bps (0.19%)
Next USD 2,750 million	18 bps (0.18%)
Next USD 4,000 million	15 bps (0.15%)
Balance above USD 10,000 million	12 bps (0.12%)

5.	Fixed Fee will be rounded to the nearest penny.

Fixed Fee will be prorated as appropriate for the initial calendar month and upon termination.

6.

Monthly Fixed Fee = (Year to Date Average of Daily Net Assets thru Current Month End * Annual Fee Structure / Number of Days in Year * Year to Date Number of Days thru Current Month End) LESS (Year to Date Average Daily Net Assets thru Prior Month End * Annual Fee Structure / Number of Days in Year * Year to Date Number of Days thru Prior Month End)

*GSAM has agreed to a voluntary subadvisory fee waiver arrangement that applies across each of the portfolios or sleeves of portfolios subadvised by GSAM that are managed by the Manager. The waiver is based on the following percentages based on the combined average daily net assets of each of the portfolios or sleeves of portfolios subadvised by GSAM:

For assets up to $20 billion:

—Combined assets up to $1 billion: 2.5% fee reduction

—Combined assets between $1 billion and $2.5 billion: 5.0% fee reduction

—Combined assets between $2.5 billion and $5.0 billion: 7.5% fee reduction

—Combined assets above $5.0 billion: 10.0% fee reduction

Effective Date as Revised:  December 1, 2018